ITEM 1. N/A

Item 2.        Disposition of Assets

On January 22nd,2001 , REII Incorporated (the "Company") disposed of Two (2) rental properties owned by the its subsidiary Ricketts Enterprises Of Naples Inc.

        Two (2) Residential Rental Properties        $  300,000
                                                     -----------
                Net Reduction                        $  300,000

These Transactions also reduces the Company's Debt by $ 300,000

 A description of the properties and related reduction in mortgages are as follows.
         Property                                   Purchase        Note
                                                     Price         Value
         ---------                                  --------     ----------
Property Description and Financing Arrangement

1)     2620 Santa Barbara Blvd. Naples, Florida-
       Three residential rental units                $150,000
       Mortgage with Washington Mutual Bank
       in the amount of $105,000, payable in
       monthly payments of $523 including
       principal and interest at the bank's
       index plus 2.85% (effective rate of
       7.818% at March 15, 2000), due February 2030.
       Mortgage will be recasted annually on
       March 1st to reflect the new interest rate.                $105,000

       Mortgage with Garfield Ricketts, a 62%
       stockholder, in the amount of $45,000,
       payable in monthly payments of $315
       including principal and interest at 7.5%,
       due February 2030.                                           45,000

2)
        2700 Santa Barbara Blvd. Naples, Florida -
        Three residential rental units                  150,000
        Mortgage with Washington Mutual Bank
        in the amount of $78,400, payable in
        monthly payments of $390 including
        principal and interest at the bank's
        index plus 2.85% (effective rate of
        7.818% at March 15, 2000) due February
        2030. Mortgage will be recasted annually
        on March 1st to reflect the new interest rate.             105,000

        Mortgage with Garfield Ricketts, a 62%
        stockholder, in the amount of $33,600,
        payable in monthly payments of $235
        including principal and interest at 7.5%,
        due February 2030.                                          45,000


                                                   ____________    ________

               Totals                              300,000        $ 300,000

Rental Income and expenses for the period of acquisition are as follows:

                            March 2000 to  October 2000
                            --------------------------
       Rental Income                     $35,807
       Expenses                          $44,860
                                        ---------
      Net Income (Loss)                  $(9,054)



The expenses includes depreciation, taxes and debt service for the period,

REII plans to liquidate all of the properties owned by its subsidiary Ricketts Enterprises Of Naples to reduce the Company's debts in order to improve the Company's profit margin.